Exhibit 10.6

September 30, 2013

Joe’s Jeans Subsidiary, Inc.

2340 S. Eastern Avenue

Commerce, CA 90040

Hudson Clothing, LLC

1231 S. Gerhart Avenue

Commerce, CA 90022

AMENDED AND RESTATED FACTORING AGREEMENT

Ladies and Gentlemen:

We are pleased to confirm the terms and conditions that will govern our funds in use accounting, non-borrowing, notification factoring arrangement with you (the “Agreement”).

1.                                      SALE OF ACCOUNTS

You sell and assign to us, and we purchase as absolute owner, all of your accounts receivable, other than Non-Factored Sales as defined in that certain Letter dated of even date herewith between you and us (the “Exclusion Letter”), including your accounts arising from or related to your sales of inventory or rendition of services (including those accounts arising from sales made or services rendered under any trade names, through any divisions and through any selling agent) (collectively, the “Accounts” and individually, an “Account”).

2.                                      CREDIT APPROVAL

2.1                               Requests for credit approval for all of your orders must be submitted to our Credit Department via computer by either: (a) On Line Terminal Access, or (b) Electronic Batch Transmission.  If you are unable to submit orders via computer, then orders can be submitted over the phone, by fax or in writing.  All credit decisions by our Credit Department (including approvals, declines and holds) will be sent to you daily by a Credit Decisions Report, which constitutes the official record of our credit decisions.  Credit approvals will be effective only if shipment is made or services are rendered within thirty (30) days from the completion date specified in our credit approval.  Except as otherwise provided herein, credit approval of any Account may be withdrawn by us any time before delivery (as provided in the applicable Uniform Commercial Code as in effect from time to time) is made or services are rendered, as further set forth in the Guide (as defined herein).

2.2                               We assume the Credit Risk on each Account approved in the Credit Decision Report.  “Credit Risk” means the customer’s failure to pay the Account in full when due on its longest maturity solely because of its financial inability to pay.  If any change in the amount, terms, due date, shipping date or delivery date for any shipment of goods or rendition of services (other than accepting returns and granting allowances as provided in section 8 below) is requested, proposed, identified or required, you must submit a request for change of terms to us (as further provided in the Guide) or respond to our notice to you regarding any such change, and, if any such change pertains to a Factor Risk Account, then we shall advise you of our decision either to retain the Credit Risk or to withdraw the credit approval.  Upon our reasonable request to you, you will provide us with any information, materials or documents requested by us in order for us to process or handle a change of terms request.  Accounts on which we bear the Credit Risk are referred to collectively as “Factor Risk Accounts”, and individually as a “Factor Risk Account”.  Accounts on which you bear some or all of the risk as to credit are referred to collectively as “Client Risk Accounts”, and individually as a “Client Risk Account”.

2.3                               We shall have no liability to you or to any person, firm or entity for declining, withholding or withdrawing credit approval on any order or Account that is subject to a change of terms request.  If we decline to credit approve an order or Account and furnish to you any information regarding the credit standing of that customer, such information is confidential and you agree not to reveal same to the customer, your sales agent or any third party.  You agree that we have no obligation to perform, in any respect, any contracts relating to any Accounts.

3.                                      INVOICING

You agree to: (i) (x) cause each invoice or invoice equivalent to bear a notice, legend, banner, encryption, coding or other form of instruction (in each case in form and content acceptable to us) that provides that the Account reflected by such invoice or invoice equivalent is sold, assigned and payable only to us and (y) provide written notice (in form and content acceptable to us), authenticated by you, to each of your customers that the Accounts due from such customer are sold, assigned and payable only to us, (ii) instruct each of your customers to make payment on the Accounts due from such customer either to one of our or any of our affiliates’ Post Office Boxes or to one of our or any of our affiliates’ bank accounts, as we may advise you from time to time in writing, (iii) take all necessary steps so that payments and remittance information are directed to us, (iv) upon our or any of your customers’ request, seasonably furnish to any such customer reasonable proof that the assignment to us of the Accounts due from such customer has been made and (v) take such other action as we may reasonably request to in connection with, or to further, any of the foregoing.  You acknowledge, understand and agree that we may at any time in our sole discretion also take any of the foregoing actions and/or verify that you have taken any of the foregoing actions. All invoices, or their equivalents, will be promptly mailed or otherwise transmitted by you to your customers at your expense.  You will provide us with copies of all invoices (or the equivalent thereof), confirmation of the sale of the Accounts to us and proof of shipment or delivery, all as we may reasonably request and/or as set forth in the Guide.  If you fail to provide us with copies of such invoices (or equivalents) or such proofs when requested by us, we will not bear any Credit Risk as to those Accounts.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                               You represent and warrant that: each Account is based upon a bona fide sale and delivery of inventory or rendition of services made by you in the ordinary course of business; the inventory being sold and the Accounts created are your exclusive property and upon sale to us are not (and so long as not reassigned to you), and will not be, subject to any lien, consignment arrangement, encumbrance or security interest other than in our favor; all amounts are due in United States Dollars; all original invoices bear notice of the sale and assignment to us; any taxes or fees relating to your Accounts or inventory are solely your responsibility; and none of the Accounts factored with us hereunder represent sales to any subsidiary, affiliate or parent company. You also warrant and represent that:  your customers have accepted the goods or services and owe and are obligated to pay the full amounts stated

in the invoices according to their terms, without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to returns and allowances as provided in section 8 below (the foregoing being referred to in this Agreement as “Customer Claims”); you and, to your knowledge, your affiliates are not Blocked Persons (as defined in section 18.6 below); and no Account is due from a Blocked Person.  Notwithstanding section 1, you shall not sell and assign to us any Account due from a Blocked Person.

4.2                               You further represent and warrant that: your legal name is exactly as set forth on the signature page of this Agreement, you are a duly organized and validly existing business organization incorporated or registered in the state of Delaware as to Joe’s Jeans Subsidiary, Inc., and California as to Hudson Clothing, LLC, and are qualified to do business in all states where required; the most recent financial statements provided by you to us accurately reflect your financial condition as of that date and there has been no material adverse change in your financial condition since the date of those financial statements.  You agree to furnish us with such information concerning your business affairs and financial condition as we may reasonably request from time to time, including financial statements as of the end of each fiscal year.

4.3                               You agree that you will promptly notify us of any change in your:  name, state of incorporation or registration, location of your chief executive office, place(s) of business, and legal or business structure.  Further, you agree that you will promptly notify us of any change in control of the ownership of your business organization, and of significant law suits or proceedings against you.

5.                                      PURCHASE OF ACCOUNTS

We shall purchase the Accounts for the gross amount of the respective invoices, less:  factoring fees or charges, trade and cash discounts allowable to, or taken by, your customers, credits, cash on account and allowances (“Purchase Price”).  Our purchase of the Accounts will be reflected on the Statement of Account (defined in section 10 below), which we shall render to you, which will also reflect all credits and discounts made available to your customers.

6.                                      ADVANCES

We do not expect to advance funds to you prior to the collection of the Accounts, but we may do so at your request in our sole discretion, subject to such additional terms and conditions as we may reasonably request.  We have the right, at any time and from time to time, to hold any reserves we deem reasonably necessary as security for the payment and performance of any and all of your Obligations (defined in section 12 below). All amounts you owe us, including all advances to you and any debit balance in your Client Position Account (defined in section 10 below), and any other Obligations arising under this Agreement, are payable on demand and may be charged to your account at any time.

7.                                      PAYMENT OF ACCOUNTS

7.1                               All payments received by us on the Accounts will be promptly applied to your account with us after crediting your customer’s account.  No checks, drafts or other instruments received by us will constitute final payment of an Account unless and until such items have actually been collected.

7.2                               The amount of the Purchase Price of any Factor Risk Account which remains unpaid will be deemed collected and will be credited to your account as of the earlier of the following dates:

(a)                                 the date of the Account’s longest maturity if a proceeding or petition is filed by or against the customer under any state or federal bankruptcy or insolvency law, or if a receiver or trustee is appointed for the customer; or

(b)                                 the last day of the third month following the Account’s longest maturity date if such Account remains unpaid as of said date without the occurrence of any of the events specified in clause (a) above.

If any Factor Risk Account credited to you was not paid for any reason other than Credit Risk, we shall reverse the credit and charge your account accordingly, and such Account is then deemed to be a Client Risk Account.

8.                                      CUSTOMER CLAIMS AND CHARGE BACKS

8.1                               You must notify us promptly of any matter materially and adversely affecting the value, enforceability or collectability of any Account and of all Customer Claims.  You agree to promptly issue credit memoranda or otherwise adjust the customer’s account upon accepting returns or granting allowances.  For full invoice credit memoranda, you agree to send duplicate copies thereof to us and to confirm their assignment to us.  We shall cooperate with you in the adjustment of Customer Claims, but we retain the right to adjust Customer Claims directly with customers, upon such terms as we in our sole discretion may deem advisable.

8.2                               We may at any time charge back to your account the amount of:  (a) any Factor Risk Account which is not paid in full when due for any reason other than Credit Risk; (b) any Factor Risk Account which is not paid in full when due because of an act of God, civil strife, or war; (c) anticipation (interest) deducted by a customer on any Account; (d) Customer Claims; (e) any Client Risk Account which is not paid in full when due; and (f) any Account for which there is a breach of any representation, warranty or covenant.  We shall not bear the Credit Risk on any Account charged back to you.  A charge back does not constitute a reassignment of an Account; provided, however, we have the right in our sole discretion to reassign to you any Client Risk Account.  We shall immediately charge any deduction taken by a customer to your account.

8.3                               We may at any time charge to your account the amount of:  (a) payments we receive on Client Risk Accounts which we are required at any time to turnover or return (including preference claims); (b) all remittance expenses (including incoming wire charges, currency conversion fees and stop payment fees), other than stop payment fees on Factor Risk Accounts; (c) expenses, collection agency fees and attorneys’ fees incurred by us in collecting or attempting to collect any Client Risk Account or any Obligation (defined in section 12 below); (d) our fees for handling collections on Client Risk Accounts which you have requested us to process, as provided in the Guide; and (e) any loss, liability, claim or expense covered by the indemnity in the immediately following sentence.  You shall indemnify us for, and hold us harmless against, any loss, liability, claim or expense of any kind (including reasonable attorneys’ fees and disbursements) arising from: (i) any Customer Claims, (ii) any claim for a return of any payment on or relating to any Client Risk Account, or (iii) any other matter under this Agreement, except for any claim for a return of any payment on or relating to any Factor Risk Account or any losses or liabilities attributable to your gross negligence or willful misconduct.  The foregoing indemnity shall survive any termination of this Agreement.

9.                                      HANDLING AND COLLECTING ACCOUNTS; RETURNED GOODS

9.1                               As owners of the Factor Risk Accounts, we have the right to: (a) bring suit, or otherwise enforce collection, in your name or ours; (b) modify the terms of payment, (c) settle, compromise or release, in whole or in part, any amounts owing, and (d) issue credits in your name or ours.  To the extent applicable, you waive any and all claims and defenses based on suretyship. If moneys are due and owing from a customer for both Factor Risk Accounts and Client Risk Accounts, you agree that any payments or recoveries received on such Accounts may be applied first to reduce our liability to you on any Factor Risk Accounts.  Once you have granted or issued a discount, credit or allowance on any Account, you have no further interest therein.  Any checks, cash, notes or other documents or instruments, proceeds or property received with respect to the Accounts must be held by you in trust for us, separate from your own property, and immediately turned over to us with proper endorsements.  We may endorse your name or ours on any such check, draft, instrument or document.

9.2                               As owners and assignees of the Accounts and all proceeds thereof, upon our written notice, you will, at your expense, comply with our instructions relative to any and all returned, rejected, reclaimed or repossessed inventory (“Returned Goods”).

10.                               STATEMENT OF ACCOUNT

Periodically we shall make available to you certain reports reflecting Accounts purchased, advances made, if any, fees and charges and all other financial transactions between us during the applicable period (“Reports”).  The Reports that shall be made available to you include a Statement of Account reflecting transactions in three sections:  an accounts receivable account (the “Accounts Receivable”), a client position account (the “Client Position Account”) and a funds in use account (the “Funds In Use”).  The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within sixty (60) days after same are either (i) mailed to you by first class mail, return receipt requested, or (ii) made available to you on CIT’s on-line system.

11.                               GRANT OF SECURITY INTEREST

11.1                        You hereby grant to us a continuing security interest in all of your right, title and interest in and to all of your now existing and future (herein collectively the “Collateral”): (a) Accounts, (b) unpaid seller’s rights with respect to the Accounts (including rescission, repossession, replevin, reclamation and stoppage in transit); (c) reserves and credit balances arising hereunder; (d) all instruments, documents, chattel paper (including electronic chattel paper), general intangibles (including all payment intangibles and all other rights to payment) arising from or related to the Accounts and all unpaid seller’s rights, repossessed goods and Returned Goods, all insurance policies, guarantees, collateral, supporting obligations and letter of credit rights with respect to, and all rights to the goods represented by, the foregoing and all cash and non-cash proceeds thereof; and (e) Books and Records (defined in section 13 below) evidencing or pertaining to the foregoing.

11.2                        You agree to comply with all applicable laws to perfect our security interest in the collateral pledged to us hereunder, and to execute such documents as we may require to effectuate the foregoing and to implement this Agreement.  You authorize us to file financing statements, and all amendments and continuations with respect thereto, all in order to create, perfect or maintain our security interest in the Collateral, and you hereby ratify and confirm any and all financing statements, amendments and continuations with respect thereto heretofore and hereafter filed by us pursuant to the foregoing authorization.

12.                               OBLIGATIONS SECURED

The security interest granted hereunder secures the payment and performance of all of your now existing and future indebtedness and obligations to us, whether absolute or contingent, arising under this Agreement or any other agreement or arrangement between us, relating to the subject matter of this Agreement (“Obligations”). Obligations also includes ledger debt (which means indebtedness for goods and services purchased by you from any party whose accounts receivable are factored or financed by us), and indebtedness arising under any guaranty, credit enhancement or other credit support granted by you in our favor in connection with this Agreement.  Any reserves or balances to your credit and any other assets, collateral or property of yours in our possession constitutes security for any and all Obligations.

13.                               BOOKS AND RECORDS AND EXAMINATIONS

13.1                        You agree to maintain such Books and Records concerning the Accounts as we may reasonably request and to reflect our ownership of the Accounts therein.  “Books and Records” means your accounting and financial records (whether paper, computer or electronic), data, tapes, discs, or other media, and all programs, files, records and procedure manuals relating thereto, wherever located.

13.2                        Upon our reasonable request, you agree to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof.  Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary.  To cover our costs and expenses of any such examinations, we shall charge you a fee for each day, or part thereof, during which such examination is conducted, plus any out of pocket costs and expenses incurred by us, as provided in the Guide.

14.                               INTEREST

14.1                        Interest is charged on any adjustments under this Agreement and on any advances, if any, that may be made under section 6 above, as of the last day of each month based on the daily debit balances in your Funds In Use account for that month, at a rate equal to the interest rate then in effect for the Revolving A Loans pursuant to and defined in that certain Revolving Credit Agreement, of even date herewith, by and among you, as the borrowers, The CIT Group/Commercial Services, Inc., as the agent for the lenders party thereto, and such lenders from time to time party thereto (as the same may be amended from time to time, the “Credit Agreement”); provided, that this Agreement will be entitled to the same interest rate provisions as those set forth in the Credit Agreement, so that any favorable interest rate terms under the Credit Agreement are deemed to apply to this Agreement as well. Notwithstanding the foregoing, no duplicative interestshall be charged on advances or loans under this Agreement and the Credit Agreement.

14.2                        If you, as a client of ours, purchase goods or services from another client of ours and your payments on these invoices are not timely received, a late interest payment, at our then late interest rate, will be charged to your account with us and shall be deemed an Obligation under this Agreement.

14.3                        In no event will interest charged hereunder exceed the lesser of (i) the highest lawful rate and (ii) the default rate under the revolving credit agreement with us. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity.

15.                               FACTORING FEES AND OTHER CHARGES

15.1                        For our services hereunder, you will pay us a factoring fee or charge of one-half of one percent (0.50%) of the gross face amount of all Factor Risk Accounts factored with us, and thirty-five hundredths of one percent (0.35%) of the gross face amount of all Client Risk Accounts factored with us, but in no event less than $3.50 per invoice.  In addition, you will pay a fee of one quarter of one percent (¼ of 1%) of the gross face amount of each Account for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Account exceed ninety (90) days (whether as originally stated or as a result of a change of terms requested by you or the customer).  For Accounts arising from sales to customers located outside the fifty states of the United States of America, you will pay us an additional factoring fee of one and one-half percent (1.50%) of the gross face amount of all such Accounts.  All factoring fees or charges are due and charged to your account upon our purchase of the underlying Account.  Commencing on the first day of the month immediately following the date of this Agreement, if the actual factoring fees or charges paid to us by you during any year or part thereof (“Period”) are less than $750,000 (“Minimum Factoring Fees”), we shall charge your account as of the end of such Period with an amount equal to the difference between the actual factoring fees or charges paid during such Period and said Minimum Factoring Fees.

15.2                        You agree to pay all reasonable costs and expenses incurred by us in connection with or in any way related to: (i) this Agreement or (ii) the preparation, execution, administration and enforcement of this Agreement, including all reasonable fees and expenses attributable to the services of our attorneys (whether in house or outside), search fees and public record filing fees.  Furthermore, you agree to pay to us our fees (as more fully set forth in the Guide) including fees for: (a) special reports prepared by us at your request; (b) wire transfers; (c) handling change of terms requests relating to Accounts; and (d) your usage of our on line computer services.  Beginning on the first of the month six months from the date hereof, you also agree to pay us our fees for: (i) each new customer set up on our customer accounts receivable data base and each new customer relationship established for you; (ii) crediting your account with proceeds of non-factored invoices received by us; and (iii) charge backs of invoices factored with us that were paid directly to you.  All such fees will be charged to your account when incurred.  Our fees may be changed by us from time to time upon notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change.

15.3                        Any tax or fee of any governmental authority imposed on or arising from any transactions between us under this Agreement, any sales made by you, or any inventory relating to such sales is your sole responsibility (other than income and franchise taxes imposed on us which are not related to any specific transaction between us).  If we are required to withhold or pay any such tax or fee, or any interest or penalties thereon, you hereby indemnify and hold us harmless therefor and we shall charge your account with the full amount thereof.

16.                               TERMINATION

16.1                        You may terminate this Agreement only as of an Anniversary Date and then only by giving us at least sixty (60) days prior written notice of termination.  “Anniversary Date” means the last day of the month occurring five year from the date hereof, and the same date in each year thereafter.  Upon any termination of this Agreement, we shall be entitled to the unpaid portion of the Minimum Factoring Fees, if any, for such Period or Periods for the remainder of the term of this Agreement, as applicable, and as provided in section 15.1 above, as of the effective date of termination.  Except as otherwise provided, we may terminate this Agreement at any time by giving you at least sixty (60) days prior written notice of termination.  However, we may terminate this Agreement immediately, without prior notice to you, upon the occurrence of an Event of Default (defined in section 17.1 below).

16.2                        This Agreement remains effective between us until terminated as herein provided.  Unless sooner demanded, all Obligations will become immediately due and payable upon any termination of this Agreement.

16.3                        All of our rights, liens and security interests hereunder continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, we may withhold any balances in your account unless we are supplied with an indemnity satisfactory to us to cover all Obligations.  You agree to continue to assign accounts receivable to us and to remit to us all collections on accounts receivable, until all Obligations have been paid in full or we have been supplied with an indemnity satisfactory to us to cover all Obligations.  Upon any termination of this Agreement, in addition to, and without limitation of, our other rights hereunder, we in our sole discretion shall have the right to confirm and verify that all Accounts created on or before the effective date of termination have been sold and assigned to us hereunder.  In the event we determine that you have not sold and assigned to us all such Accounts, then we shall charge your account with the aggregate amount of the factoring fees or charges that we would have been paid if you had sold and assigned to us all such Accounts as is required hereunder.  Such amount shall be included in the Obligations.  In order to conduct such confirmation and verification, you agree at all reasonable times to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof.  Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary to effectuate the foregoing confirmation and verification.

17.                               EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT

17.1                        It is an “Event of Default” under this Agreement if: (a) your business ceases or a meeting of your creditors is called; (b) any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding is commenced by or against you under any federal or state law and, in the case of an involuntary proceeding, has not been dismissed or stayed within sixty (60) days; (c) you breach any material representation or warranty or any covenant (to the extent that such covenant default is not cured within ten (10 Days) contained in this Agreement; (d) you fail to pay any Obligation when due; or (e) any default shall have occurred under any other agreement or arrangement between us, including, without limitation, the Credit Agreement.

17.2                        After the occurrence of an Event of Default which is not waived by us, we may terminate this Agreement without notice to you.  We shall then have immediate access to any and all Books and Records as may pertain to the Accounts, Returned Goods and any other Collateral hereunder.  Furthermore, as may be necessary to administer and enforce our rights in the Accounts, Returned Goods and any other Collateral hereunder, or to facilitate the collection or realization thereof, we have your permission to use (at your expense) your personnel, supplies, equipment, computers and space, at your place of business or elsewhere.

17.3                        After the occurrence of an Event of Default which is not waived by us, with respect to any other Collateral in which we have a security interest, we shall have all of the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code.  If notice of intended disposition of any such Collateral is required by law, it is agreed that five (5) days notice constitutes reasonable notice.  The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys’ fees) will be applied by us to the payment or satisfaction of the Obligations, whether due or to become due, in such order as we may elect.  You remain liable to us for any deficiencies.  With respect to the Accounts and Returned Goods relating thereto, you hereby confirm that we are the owners thereof, and that our rights of ownership permit us to deal with this property as owner and you confirm that you have no interest therein, except to the extent provided herein.

18.                               MISCELLANEOUS PROVISIONS

18.1                        This Agreement, and all attendant documentation, as the same may be amended from time to time, constitutes the entire agreement between us with regard to the subject matter hereof, and supersedes any prior agreements or understandings.  This Agreement can be changed only by a writing signed by both of us.  Our failure or delay in exercising any right hereunder will not constitute a waiver thereof or bar us from exercising any of our rights at any time. The validity, interpretation and enforcement of this Agreement is governed by the laws of the State of California, excluding the conflict laws of such State.

18.2                        The Client Service Guide, as supplemented and amended from time to time (the “Guide”) has been furnished to you or is being furnished to you concurrently with the signing of this Agreement, and by your signature below you acknowledge receipt thereof. The Guide provides information on credit approval processes, accounting procedures and fees.  The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide.  You further acknowledge, understand and agree that the Guide supplements the requirements of this Agreement and that you shall comply with, and be bound by, the Guide.  From time to time, we may provide you with amendments, additions, modifications, revisions or supplements to the Guide, which will be operative for transactions between us. All information and exhibits contained in the Guide, on any screen accessed by you, and on any print outs, reports, statements or notices received by you are, and will be, our exclusive property and are not to be disclosed to, or used by, anyone other than you, your employees or your professional advisors, in whole or in part, unless we have consented in writing.

18.3                        This Agreement binds and benefits each of us and our respective successors and assigns; provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent.  You agree that we may, without notifying you, sell, assign or transfer our rights and obligations under this Agreement, including, without limitation, our rights and obligations with respect to the Accounts and the Collateral.

18.4                        Section headings are for convenience only and are not controlling.  The use of “including” means “including without limitation”.

18.5                        If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision will be inapplicable and deemed omitted to such extent, but the remainder will not be invalidated thereby and will be given effect so far as possible.

18.6                        You further represent or covenant, as the case may be, that you: (i) are familiar with all applicable laws, regulations, orders, etc. in effect from time to time relating to anti-money laundering and terrorism (“Anti-Terrorism Laws”) of the United States of America, including the USA Patriot Act; (ii) acknowledge that your transactions are subject to applicable Anti-Terrorism Laws; (iii) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (iv) acknowledge that our performance hereunder is also subject to our compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (v) acknowledge that we will not conduct business with any Blocked Person and we will not knowingly purchase any Account due from a Blocked Person; (vi) will provide to us all such information about your ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as we may reasonably require; and (vii) will take such other action as we may reasonably request in connection with our obligations described in clause (iv) above.  “Blocked Person” shall mean: (i) any person listed in the annex to Executive Order 13224, (ii) any person owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order 13224, (iii) any person with which we are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) any person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224, (v) a person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (vi) a person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (vii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.  “Sanctioned Country” shall mean any country subject to the sanctions program identified on the most current list maintained by OFAC.

18.7                        We hereby notify you that pursuant to the requirements of the USA Patriot Act, we are required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow us to identify you in accordance with the USA Patriot Act.

18.8                        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or by electronic transmission in “pdf” or other imaging format shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

19.                               JOINT ADMINISTRATION

19.1                        Each of you have requested that we administer this Agreement, the agreements supplementary and ancillary hereto and the transactions contemplated hereunder and thereunder on a joint basis based on your representation that your business is a mutual and collective enterprise, and each of you believe that the consolidation of all factoring accommodations under this Agreement will ease the administration of your relationship with us, all to your mutual advantage.  In connection with the joint administration of this Agreement and the agreements supplementary and ancillary hereto, each of you expects to derive benefit, directly or indirectly, from this Agreement and the agreements supplementary and ancillary hereto, since the successful operation of each of your operations is dependent on the continued successful performance of the functions of the integrated group.

19.2                        Joe’s Jeans Subsidiary, Inc. (herein, the “Client Agent”) shall act under this Agreement and the agreements supplementary and ancillary hereto as the representative and agent of each of you, and you each hereby irrevocably appoint and authorize the Client Agent to serve as your representative and agent hereunder, for all purposes, including, without being limited to, the matters specifically set forth in this Agreement and the agreements supplementary and ancillary hereto.  Without limiting the foregoing, however, in addition to actions taken by the Client Agent hereunder, any action taken by any of you under this Agreement or under any other agreement between any of you and us with respect to the subject matter hereof, including without limitation any action of your respective officers, employees or agents, shall also be deemed to be properly authorized by each of you and shall additionally constitute an action that is valid, binding and enforceable for all purposes of this Agreement against each of you and receipt of any information, statements, representations and/or notices by any one of you shall be deemed to have been received by each and all of you.

19.3                        At your request, we shall maintain separate accounts in each of your names or any of your tradenames or divisions.  We shall be entitled to rely upon your respective instructions and/or the instructions of the Client Agent with respect to these accounts. It is, however, expressly understood and agreed that the separate accounts are merely for your respective bookkeeping convenience and that for all purposes of this Agreement, we may treat all accounts carried on our books for any of you as one account and nothing herein shall affect the joint and several character of your liability for the Obligations.  Accordingly, any fees, expenses or charges owing hereunder by any of you may be charged to any of such accounts in our sole discretion.

19.4                        Each of you, jointly and severally, agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations.  The Obligations shall constitute the joint and several, direct and general obligation of each of you, including without limitation, for any chargebacks, commissions, interest, fees, costs, expenses, and any advances made and to be made by us to any of you under this Agreement.  Furthermore, any Collateral security now or hereafter given to us by any of you shall secure all Obligations, on a collective basis. Notwithstanding anything to the contrary contained herein, you shall each be jointly and severally liable to us for all Obligations and shall have the obligations of a co-maker with respect to the Obligations, it being agreed that all of our dealings with the Client Agent as herein set forth inure hereunder to the benefit of each of you, and that we are relying on the joint and several liability of each of you as co-makers in respect of the Obligations.  Your liability is direct and unconditional as to all of the Obligations, and may be enforced without requiring us first to resort to any other right, remedy or security. You hereby expressly waive any requirement that we protect, secure, perfect or insure any lien or any Collateral subject thereto or exhaust any right or take any action against any of you or any Collateral.

19.5                        The joint and several liability of each of you hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason.  Each of you hereby waives: (i) all notices to which you may be entitled as a co-obligor with respect to the Obligations, including, without limitation, notice of (x) acceptance of this Agreement or any agreement supplementary and ancillary hereto, (y) the making of advances or other financial accommodations under this Agreement or any agreement supplementary and ancillary hereto, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Agreement or any agreement supplementary and ancillary hereto that may create a substituted contract, or that may fundamentally alter the risks imposed on you hereunder, (x) the release of any other co-obligor from its duties under this Agreement or any agreement supplementary and ancillary hereto, or the extension of the time of performance of any other co-obligor’s duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other co-obligor’s liabilities with respect to all or any portion of the Obligations, or (z) any other act (or any failure to act) that fundamentally alters the risks imposed on you by virtue of your joint and several liability hereunder.  To the extent any of the Obligations of any of you are deemed to be obligations of guaranty or suretyship, each of you waives all of the following: (A) any rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to you by reason of Sections 2787 to 2855, inclusive of the California Civil Code; and (B) any rights or defenses you may have in respect of your obligations as a guarantor or other surety by reason of an election of remedies by us (these rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure to the principal obligor’s obligation).

19.6                        Our administration of this Agreement and the agreements supplementary and ancillary hereto and the handling of the transactions contemplated hereunder and thereunder on a combined basis is done solely as an accommodation to each of you and we shall incur no liability to any of you or otherwise as a result hereof, and to induce us to do so, and in consideration thereof, each of you hereby agrees to indemnify us and hold us harmless against any and all liability, expense, loss or claim of damage or injury, made against us by any of you or by any third party whosoever, arising from or incurred by reason of the method of handling the transactions contemplated hereunder as herein provided or relying on any instructions of any of you with respect to any of your separate accounts that may be established from time to time hereunder, provided, however, you shall not be required to indemnify us for any loss or liability attributable to our gross negligence or willful misconduct.

19.7                        Each of you hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Agreement, none of you will exercise any subrogation, contribution or other right or remedy against any other of you or any security for any of the Obligations arising by reason of your performance or satisfaction of your joint and several liability hereunder.  In addition, each of you agrees (i) that your right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Agreement.

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20.                               JURY TRIAL WAIVER

To the extent permitted by applicable law, we each hereby waive any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement, or any other agreement or transaction between us or to which we are parties.

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If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of this Agreement.  This Agreement will take effect as of the date set forth above but only after being accepted below by one of our officers in California, after which we shall forward a fully executed copy to you for your files.

Very truly yours,

THE CIT GROUP/COMMERCIAL SERVICES, INC.

		By:	\s\ Kulwant Kaur
Name: Kulwant Kaur
Title: VP
Read and Agreed to:

JOE’S JEANS SUBSIDIARY, INC.

By	\s\ Marc B. Crossman
Name: Marc B. Crossman
Title: CEO

HUDSON CLOTHING, LLC

By	\s\ Peter Kim
Name: Peter Kim
Title: CEO

Accepted at: Los Angeles, CA

THE CIT GROUP/COMMERCIAL SERVICES, INC.

		By:	\s\ Nathan Hugg
Name: Nathan Hugg
Title: Director

Amended and Restated Factoring Agreement